                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                               (Amendment No. 1)



Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]


Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[X]     Definitive Additional Materials
[ ]     Soliciting Material under ss.240.14a-12



                                IVAX CORPORATION
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

(2)    Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

(4)    Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

(5)    Total fee paid:

       -------------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

       -------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:

            --------------------------------------------------------------------

       (2)  Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

       (3)  Filing Party:

            --------------------------------------------------------------------

       (4)  Date Filed:

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
                                IVAX CORPORATION

                             4400 BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33137
                                 (305) 575-6000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The date, time and place of the annual shareholders' meeting of IVAX Corporation are as follows:

         Date:    Thursday, June 27, 2002
         Time:    10:00 a.m.
         Place:   Renaissance Hotel
                  1601 Biscayne Boulevard
                  Miami, Florida

         Matters to be voted on:

         1.       Election of nine directors

         2. Any other matters properly brought before the shareholders at the meeting

         Only shareholders of record at the close of business on April 29, 2002 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    STEVEN D. RUBIN
                                    SECRETARY

Miami, Florida
May 31, 2002

--------------------------------------------------------------------------------
 PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                      PAGE
                                                                      ----

Record Date.............................................................1
Note on Stock Split.....................................................1
Agenda..................................................................1
Quorum..................................................................1
Voting..................................................................1
Revocation of Proxy.....................................................1
Election of Directors...................................................2
Director Compensation...................................................3
Meetings and Committees of the Board of Directors.......................3
Section16(a) Beneficial Ownership Reporting Compliance..................4
Certain Relationships and Related Transactions..........................4
Security Ownership of Management and Principal Security Holders.........5
Executive Compensation..................................................6
Employment Agreements...................................................7
Change in Control Agreements............................................7
Stock Options...........................................................8
Performance Graph.......................................................9
Report of Compensation and Stock Option Committee.......................10
Compensation Committee Interlocks and Insider Participation.............11
Independent Auditors....................................................12
Audit Fees..............................................................12
Financial Information Systems Design and Implementation Fees............12
All Other Fees..........................................................12
Report of the Audit Committee...........................................13
Multiple Shareholders Sharing the Same Address..........................13
Shareholder Proposals for 2003 Annual Meeting...........................14
Expenses of Solicitation................................................14
Other Business..........................................................14

                                IVAX CORPORATION

                                 PROXY STATEMENT

         This proxy statement is furnished by the Board of Directors of IVAX Corporation in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held at 10:00 a.m. on Thursday, June 27, 2002 at the Renaissance Hotel, 1601 Biscayne Boulevard, Miami, Florida, and at any adjournments thereof. Mailing of the proxy statement and the accompanying proxy card to shareholders will commence on or about May 31, 2002.

RECORD DATE

         As of the record date, April 29, 2002, we had 195,629,736 shares of our common stock outstanding. Record holders of our common stock on April 29, 2002 are entitled to one vote for each share held on all matters to be considered at the annual meeting.

NOTE ON STOCK SPLIT

         We split our common stock on a 3 for 2 basis effective on February 22, 2000 and on a 5 for 4 basis on May 18, 2001. All shares, share prices and related figures in this proxy statement are restated to reflect these stock splits.

AGENDA

         1.       Election of nine directors

         2. Any other matters properly brought before the shareholders at the meeting

QUORUM

         A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for transaction of business at the meeting.

VOTING

         You may vote in person by attending the meeting or by mail by completing and returning the proxy. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the proxy card. We will follow your voting instructions. If there are no voting instructions, we will vote signed proxies "for" the Board's nominees. The persons named in the proxy will use their discretion on any other matters. With respect to the proposal to elect nine directors, you may vote in favor of all nominees or withhold your votes as to all or specific nominees. The nine director nominees who receive the highest number of votes will be elected. Votes that are withheld or abstentions will be excluded from the vote, but they will count for purposes of determining whether a quorum is present. Brokers that do not receive instructions from beneficial owners are permitted to exercise voting discretion with respect to the election of directors. Shares for which brokers have not received instructions are referred to as "broker non-votes." Broker non-votes will have no effect on the vote, but will be counted in determining whether a quorum is present.

REVOCATION OF PROXY

         Your proxy may be revoked at any time prior to its exercise by giving written notice to our Secretary at 4400 Biscayne Boulevard, Miami, Florida 33137, by delivering a later dated proxy, or by voting in person at the meeting.

                              ELECTION OF DIRECTORS

         Our Board of Directors set the number of directors constituting the Board at nine. The persons named below were designated by the Board as nominees for election as directors to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All of the nominees are currently directors. Each nominee has agreed to be named in the proxy statement and to serve as a director if elected. If any of the nominees withdraws or is unable to serve as a director of IVAX, then the proxy will be voted for such other person who is designated a nominee by the Board of Directors.

MARK ANDREWS                        Director since 1987

         Mark Andrews, age 51, has served as the Chairman and President of Great Spirits Company LLC (consumer products) since founding it in 1998. He served as the Chairman of the Board of Directors and Chief Executive Officer of American Exploration Company (oil and gas exploration and production) from 1980 until its merger into Louis Dreyfus Natural Gas Corp. (oil and gas exploration and production) in October 1997 when he became the Vice Chairman of the Board of Directors of the combined entity. Mr. Andrews has also served as Chairman of the Board of Directors of Vault Mortgage Company (mortgage brokerage) since 1998.

ERNST BIEKERT, PH.D.                Director since 1991

         Ernst Biekert, age 77, has been a professor at the University of Heidelberg in Germany since 1968. He was the Chairman of the Board and Chief Executive Officer of Knoll A.G. (pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

CHARLES M. FERNANDEZ                Director since 1998

         Charles M. Fernandez, age 40, has been the President, Chief Executive Officer, and a director of Big City Radio, Inc. (broadcasting/internet) since 1999. He has also been the Chairman of the Board of Continucare Corporation (integrated healthcare) since 1996 and was its Chief Executive Officer from 1996 to 1999. He has also been Vice-Chairman of HealthCare2Net Solutions (internet solutions) since 1999. From 1985 to 1996, he was the Executive Vice President and a director of Heftel Broadcasting Corporation (radio broadcasting). From 1998 to 1999 he was a director of Frost Hanna Capital Group, Inc. (investment company).

JACK FISHMAN, PH.D.                 Director since 1987

         Jack Fishman, age 71, has been an Adjunct Professor at The Rockefeller University since 1982 and director of Research at the Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College, since 1991. He served as our Chief Scientific Officer from 1991 to 1995, as a Vice Chairman of the Board from 1991 to 1997 and as our President from 1988 to 1991. Dr. Fishman served as a Research Professor of Biochemistry and Molecular Biology at the University of Miami from 1988 to 1992.

NEIL FLANZRAICH                     Director since 1997

         Neil Flanzraich, age 58, has served as our Vice Chairman and President since May 1998. He was a shareholder and served as Chairman of the Life Sciences Legal Practices Group of Heller Ehrman White & McAuliffe (law firm) from 1995 to 1998. From 1981 to 1994, he served in various capacities at Syntex Corporation (pharmaceuticals), most recently as its Senior Vice President, General Counsel and a member of the Corporate Executive Committee. From 1994 to 1995, after Syntex Corporation was acquired by Roche Holding Ltd. (pharmaceuticals), he served as Senior Vice President and General Counsel of Syntex (U.S.A.) Inc., a Roche subsidiary. He was Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development) from 1991 to 2000. He is a director of Whitman Education Group, Inc. (proprietary education), of IVAX Diagnostics, Inc. (laboratory instruments), a subsidiary of ours, and of Continucare Corporation (integrated healthcare).

PHILLIP FROST, M.D.                 Director since 1987

         Phillip Frost, age 65, has served as our Chairman of the Board of Directors and Chief Executive Officer since 1987. He served as our President from July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986, Vice Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development) from 1989 to 2000, and Vice Chairman of the Board of Directors of Continucare Corporation (integrated healthcare) from 1996 to 2002. He is Chairman of the Board of Directors of Whitman Education Group, Inc. (proprietary education), a director of IVAX Diagnostics, Inc. (laboratory instruments), a subsidiary of ours, a director of Ladenburg Thalman Financial Services, Inc. (investment banking and brokerage company), and a director of Northrop Grumman Corporation (aerospace). He is Chairman of the Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

JANE HSIAO, PH.D.          Director since 1995

         Jane Hsiao, age 54, has served as our Vice Chairman-Technical Affairs since February 1995, as our Chief Technical Officer since July 1996, and as Chairman, Chief Executive Officer and President of DVM Pharmaceuticals, Inc., our veterinary products subsidiary, since March 1998. From 1992 until February 1995, she served as our Chief Regulatory Officer and Assistant to the Chairman, and as Vice President-Quality Assurance and Compliance of IVAX Research, Inc., our principal proprietary pharmaceutical subsidiary. From 1987 to 1992, Dr. Hsiao was Vice President-Quality Assurance, Quality Control and Regulatory Affairs of IVAX Research, Inc. She is a director of IVAX Diagnostics, Inc. (laboratory instruments), a subsidiary of ours.

ISAAC KAYE                          Director since 1990

         Isaac Kaye, age 72, has served as our Deputy Chief Executive Officer since 1990 and as Chairman and Chief Executive Officer of IVAX UK, our principal United Kingdom pharmaceutical subsidiary, since 1990.

RICHARD C. PFENNIGER, JR.           Director since 2002

         Mr. Pfenniger, age 46, has been Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. (proprietary education) since 1997 and a director of Whitman Education Group, Inc. since 1992. Mr. Pfenniger was our Chief Operating Officer from 1994 to 1997. He served as our Senior Vice President - Legal Affairs and General Counsel from 1989 to 1994. Mr. Pfenniger is also a director of Continucare Corporation (integrated healthcare).

DIRECTOR COMPENSATION

         During 2001, each director who was not employed by us received an annual fee of $15,000 for his or her service as a director. In addition, each director is reimbursed for expenses incurred in attending board and committee meetings. Pursuant to our 1994 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following our annual meeting of shareholders, non-qualified options to purchase 7,500 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of the grant, and having a term of ten years.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board held 9 meetings, including 4 regularly scheduled meetings and 5 special meetings, during 2001. During 2001, all incumbent directors attended at least seventy-five percent (75%) of the meetings of the Board and the committees of the Board on which they served. Our Board of Directors has three standing committees: the Audit Committee, the Compensation and Stock Option Committee and the Regulatory Compliance Committee. The Board does not have a nominating committee, and the usual functions of such a committee are performed by the entire Board.

                          AUDIT COMMITTEE - 7 MEETINGS

         The American Stock Exchange has adopted regulations applying to audit committees and audit committee members. These rules require that we adopt an audit committee charter, and that all members of our audit committee be "Independent," as defined in Section 121(A) of the American Stock Exchange listing standards. We were in compliance with these regulations as of June 14, 2001 as required.


FUNCTION                                                     MEMBERS
--------                                                     -------

o        Review adequacy of internal systems of              o        Charles M. Fernandez (Chairman)
         accounting controls                                 o        Mark Andrews
o        Recommend appointment of independent                o        Jack Fishman, Ph.D.
         auditors
o        Meet with independent auditors
         and internal auditors regarding
         their examination of the books
         and records
o        Review financial statements
o        Review management's disclosures
o        Review findings and
         recommendations of auditors
o        Review other matters regarding
         financial affairs and internal
         policies and procedures



              COMPENSATION AND STOCK OPTION COMMITTEE - 8 MEETINGS


FUNCTION                                                     MEMBERS
--------                                                     -------

o        Recommend or approve compensation of                o        Mark Andrews (Chairman)
         directors, executive officers and other             o        Ernst Biekert, Ph.D.
         highly paid employees                               o        Charles M. Fernandez
o        Review employee benefit programs
o        Authorize  stock option grants and establish
         terms of stock option agreements

                  REGULATORY COMPLIANCE COMMITTEE - 3 MEETINGS


FUNCTION                                                     MEMBERS
--------                                                     -------

o        Review compliance with regulatory requirements      o        Ernst Biekert, Ph.D. (Chairman)
o        Review  quality  assurance  functions of            o        Jack Fishman, Ph.D.
         worldwide operations.                               o        Jane Hsiao, Ph.D.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and ten percent (10%) shareholders to file initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and ten percent (10%) shareholders are required to furnish us with copies of all Section 16(a) reports they file. Based on a review of the copies of such reports furnished to us and written representations from our directors and executive officers that no other reports were required, we believe that, during 2001, our directors, executive officers and ten percent (10%) shareholders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Whitman Education Group, Inc. ("Whitman") leases approximately 6,964 square feet of office space from us in Miami, Florida at an annual rental of $302,827. The lease may be terminated by either party upon 180 days notice. Dr. Frost, our Chairman of the

Board of Directors and Chief Executive Officer, is Chairman of the Board of Directors of Whitman. Mr. Flanzraich, our Vice Chairman, President and a director, is a director of Whitman. Mr. Pfenniger, one of our directors, is Chief Executive Officer and Vice Chairman of the Board of Directors of Whitman. In addition, Dr. Frost is a principal shareholder of Whitman.


         We paid approximately $2,600,000 to PharmAir Corporation ("PharmAir") for use of an airplane in 2001 and intend to make additional payments to PharmAir for use of the airplane in 2002. PharmAir is indirectly beneficially owned by Dr. Frost.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table indicates, as of March 31, 2002, information about the beneficial ownership of our common stock by (1) each director, (2) each executive officer named in the "Summary Compensation Table," (3) all directors and executive officers as a group, and (4) each person who we know beneficially owns more than 5% of our common stock. All shares were owned directly with sole voting and investment power unless otherwise indicated.

                                                         SHARES              PERCENT
         NAME                                     BENEFICIALLY OWNED(1)      OF CLASS
         ----                                     ---------------------      --------
         Mark Andrews                                  82,750  (2)               *
         Ernst Biekert, Ph.D.                          56,250  (3)               *
         Charles M. Fernandez                          41,875  (4)               *
         Jack Fishman, Ph.D.                        3,580,403  (5)             1.78%
         Neil Flanzraich                              940,818  (6)               *
         Phillip Frost, M.D.                       31,645,193  (7)            15.70%
         Rafick G. Henein, Ph.D.                      685,817  (8)               *
         Jane Hsiao, Ph.D.                          6,659,098  (9)             3.30%
         Isaac Kaye                                   970,312 (10)               *
         Richard C. Pfenniger, Jr.                    175,815 (11)               *
         Azure Limited                             11,172,172 (12)             5.54%
         All directors and executive               44,891,271 (13)            22.23%
         officers as a group (11 persons)

--------------------

*     Represents beneficial ownership of less than one percent (1%).

(1) For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

(2) Includes 23,125 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002. Mr. Andrews disclaims beneficial ownership of 5,250 shares held by a trust for the benefit of his children.

(3) Includes 13,750 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002.

(4) Includes 41,875 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002.

(5) Includes 13,750 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002. Dr. Fishman disclaims beneficial ownership of 12,500 shares held by his wife.

(6) Includes 923,437 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002.

(7) Includes 773,437 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002, 750 shares held jointly by Dr. Frost and his wife, 24,290,428 shares held by Frost Gamma LP, 5,000,000 shares held by Frost-Nevada Limited Partnership ("FNLP"), 140,625 shares held by Frost Phi, LLLP, 499,375 shares which may be acquired by Frost Gamma LP upon conversion of 4 1/2% convertible senior subordinated notes due 2008 and 937,500 shares which may be acquired by Frost Gamma LP upon exercise of a warrant. Dr. Frost is the sole limited partner of Frost Gamma LP and the sole shareholder of Frost-Nevada Corporation which is the sole shareholder of Frost Gamma, Inc., the general partner of Frost Gamma LP. Dr. Frost is the sole limited partner of FNLP and the sole shareholder of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost is the sole shareholder of Frost Phi, Inc., the general partner of Frost Phi, LLLP. Dr. Frost disclaims beneficial ownership of 305,688 shares held directly and indirectly by his wife (not including the 750 shares they hold jointly). Dr. Frost's business address is IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137.

(8) Includes 632,811 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002.

(9) Includes 820,312 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002 and 1,476,427 shares held as trustee for the benefit of certain family members.

(10) Includes 56,250 shares held by Woodworth Investment Ltd., which is wholly owned by the Woodworth Trust, of which Mr. Kaye is a potential beneficiary, and 773,437 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002.

(11) Includes 81,250 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002.

(12) Based on representations from Azure Limited, Azure Limited holds the shares as nominee for Charter Trust Company, the trustee of the Isaac Kaye Family Trust. Mr. Kaye is neither a beneficiary nor a trustee of such trust, and he disclaims beneficial ownership of all of the shares owned by Azure Limited. Azure Limited's business address is c/o Charter Management, Ltd., Trinity Square, St. Peter Port, Guernsey, Channel Islands.

(13) Includes all of the shares of common stock, identified in notes 2 through 11 above, that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002, and 15,625 additional shares that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2002.

EXECUTIVE COMPENSATION

         The following table contains certain information regarding aggregate compensation paid or accrued by us during 2001, 2000 and 1999 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                    LONG-TERM
                                   ------------------------------------------------    COMPENSATION
                                                                                          SHARES
           NAME AND                                                    OTHER ANNUAL     UNDERLYING       ALL OTHER
      PRINCIPAL POSITION           YEAR      SALARY         BONUS      COMPENSATION   STOCK OPTIONS    COMPENSATION
      ------------------           ----      ------         -----      ------------   -------------    ------------
                                               ($)           ($)            ($)            (#)            ($)(1)
Phillip Frost, M.D                2001      735,000       487,500            0           562,500           5,100
CHIEF EXECUTIVE OFFICER           2000      700,000       650,000            0           562,500           5,100
                                  1999      575,000       316,250(2)         0                 0           4,800


Isaac Kaye (3)                    2001      692,033       402,750            *           562,500               0
DEPUTY CHIEF EXECUTIVE OFFICER    2000      667,175       531,130            *           562,500               0
                                  1999      541,716       287,500            *                 0               0


Neil Flanzraich                   2001      635,000       393,750            0           468,750           5,100
PRESIDENT                         2000      600,000       525,000            0           468,750           5,100
                                  1999      500,000       275,000(2)         0                 0           4,800


Jane Hsiao, Ph.D                  2001      635,000       393,750            *           468,750           5,100
CHIEF TECHNICAL OFFICER           2000      600,000       525,000            *           468,750           5,100
                                  1999      400,000       270,000(2)         *                 0           4,800


Rafick G. Henein, Ph.D            2001      673,000       175,000            0            43,750           5,100
SENIOR VICE PRESIDENT             2000      648,500       200,000            0           150,000           5,100
                                  1999      635,123       279,900(2)         0            70,313           4,800

* Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer.

(1) The amounts set forth in the "All Other Compensation" column represent matching contributions made by us under the IVAX Corporation Employee Savings Plan, an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code.

(2) The amount included in "bonus" for 1999 includes a retention bonus of 5% of 1999 base salary, which was paid to all our employees who were employed in the United States for the period from July 1, 1998 through June 30, 1999, excluding those employees subject to collective bargaining agreements or other retention programs.

(3) Mr. Kaye's salary and other compensation are paid in British pounds. The information in the table is based on the average exchange rate during the applicable year.

EMPLOYMENT AGREEMENTS

         In November 1997, we entered into employment agreements with Dr. Frost and Mr. Kaye, pursuant to which Dr. Frost serves as Chairman and Chief Executive Officer and Mr. Kaye serves as Deputy Chief Executive Officer and as Chief Executive Officer of IVAX UK, our United Kingdom subsidiary. Pursuant to the agreements, Dr. Frost receives an annual base salary of not less than $575,000, and Mr. Kaye receives an annual base salary of not less than $575,000 less certain automobile-related expenses paid on his behalf. The agreements provide for severance payments if either executive's employment is terminated under certain circumstances. The agreements have five-year terms, and automatically renew for additional two-year terms thereafter unless terminated by either party.

         In July 1997, we entered into an employment agreement with Dr. Henein pursuant to which he serves as our Senior Vice President and as the President and Chief Executive Officer of IVAX Pharmaceuticals, Inc. Pursuant to the agreement, Dr. Henein was paid a signing bonus of $200,000 and he was granted options to purchase 375,000 shares of common stock. He is entitled to an annual base salary of not less than $575,000, an additional annual cash payment of $38,500 and certain employee benefits, and he is eligible for an annual bonus of up to one hundred percent (100%) of his base salary dependent on the performance of IVAX Pharmaceuticals, Inc. We also agreed to pay Dr. Henein's relocation expenses, including a $100,000 payment to cover the loss on the sale of his former residence. The agreement provides for severance benefits if Dr. Henein's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         In January 1998, we entered into an employment agreement with Dr. Hsiao pursuant to which she serves as our Chief Technical Officer. Pursuant to the agreement, Dr. Hsiao receives an annual base salary of not less than $300,000. The agreement provides for severance payments if Dr. Hsiao's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         In May 1998, we entered into an employment agreement with Mr. Flanzraich pursuant to which he serves as our Vice Chairman and President. Pursuant to the agreement, Mr. Flanzraich was paid a signing bonus of $100,000 and is entitled to receive an annual base salary of not less than $500,000. The agreement provides for severance payments if Mr. Flanzraich's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

CHANGE IN CONTROL AGREEMENTS

         We have entered into change in control employment agreements with certain officers, including Dr. Frost, Mr. Kaye, Mr. Flanzraich, Dr. Hsiao and Dr. Henein. These agreements are intended to provide protection to key employees and to provide for continuity of management in the event of a change in control. The agreements become effective if a change in control occurs during the three-year period that commences on the execution of the agreement. The period is automatically renewed each year for an additional three years, unless we provide notice of non-renewal.

         Under the change in control agreements, a change in control includes any of the following events: (1) the acquisition of forty percent (40%) or more of our common stock by a person or group; (2) a change in the majority of our Board (other than a change approved by the incumbent Board); (3) approval by the shareholders of a reorganization, merger or consolidation; or
(4) approval by the shareholders of a liquidation or dissolution or sale of all or substantially all of our assets. Exceptions are provided for certain transactions, including those where our existing shareholders maintain effective control.

         Once the agreements become effective upon a change in control, they have a term of three years. Each agreement provides that a covered officer will have a position, responsibilities and authority at least commensurate with those held during the ninety days preceding the change in control. Each agreement also provides that the covered officer will be paid an annual base salary equal to the highest salary received during the twelve months preceding the change in control; will be entitled to an annual bonus equal to the average annual bonus paid during the three years preceding the change in control; will be entitled to a one-time special bonus equal to his annual base salary plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control if the officer remains employed with us through the six month anniversary of the change in control; and will be entitled to continued participation in our benefit plans, fringe benefits, office support and staff, vacation, and expense reimbursement on the same basis as prior to the change in control, and in any case no less favorable than those provided by us to peer executives (as defined in the agreements).

         If, following a change in control, the officer is terminated for any reason other than death, disability or for cause, or if such officer terminates his or her employment agreement for good reason (as defined in the agreements) or for any reason during the thirty-day period following the six month anniversary of the change in control, then the officer is entitled to a severance payment equal to two times the officer's annual base salary (as defined in the agreements) plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control. In addition, if the special bonus has not been paid to the officer, the severance payment shall be increased by the amount of the special bonus. The agreements also provide that the officer is entitled to continue to participate in our welfare benefit plans for the full three-year period.

         In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, we will "gross-up" the officer's compensation for all federal, state and local income and excise taxes and any penalties and interest.

STOCK OPTIONS

         The following table sets forth information concerning stock option grants made during 2001 to the executive officers named in the "Summary Compensation Table." All stock options identified in the table are nonqualified options and vest in four equal portions on each of the first, second, third and fourth anniversaries of their date of grant.

                     STOCK OPTION GRANTS IN FISCAL YEAR 2001

                                             PERCENT OF
                               SHARES           TOTAL                                  POTENTIAL REALIZABLE VALUE
                             UNDERLYING        OPTIONS                                 AT ASSUMED ANNUAL RATES OF
                               OPTIONS       GRANTED TO      EXERCISE   EXPIRATION    STOCK PRICE APPRECIATION FOR
           NAME              GRANTED (#)    EMPLOYEES (%)    PRICE ($)     DATE           OPTION  TERM (1)($)
           ----              -----------    -------------    ---------     ----       -----------------------------

Phillip Frost, M.D.              562,500        11.0%         28.8000    1/23/11      6,595,026.85    15,369,217.02
Isaac Kaye                       562,500        11.0%         28.8000    1/23/11      6,595,026.85    15,369,217.02
Neil Flanzraich                  468,750         9.2%         28.8000    1/23/11      5,495,855.71    12,807,680.85
Jane Hsiao, Ph.D.                468,750         9.2%         28.8000    1/23/11      5,495,855.71    12,807,680.85
Rafick G. Henein, Ph.D.           31,250         0.6%         25.9920    1/21/11        330,667.32       770,595.46
Rafick G. Henein, Ph.D.           12,500         0.2%         28.8000    3/15/11        131,289.89       305,961.26

(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of IVAX' common stock appreciates in value from the grant date at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of IVAX' common stock or the ultimate value realized by a named executive officer from stock options.

         The following table sets forth information concerning stock option exercises during 2001 by each of the executive officers named in the "Summary Compensation Table" and the year-end value of unexercised options held by such officers, based on the closing price of $20.41 on December 31, 2001.

                   STOCK OPTION EXERCISES IN FISCAL YEAR 2001
                        AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SHARES               VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                               SHARES                      OPTIONS AT FISCAL YEAR-END         AT FISCAL YEAR-END ($)
                            ACQUIRED ON      VALUE     ---------------------------------  --------------------------------
NAME                        EXERCISE(#)   REALIZED($)   EXERCISABLE(#)  UNEXERCISABLE(#)    EXERCISABLE     UNEXERCISABLE
-------------------         -----------   -----------   --------------  ----------------    -----------     --------------
Phillip Frost, M.D.               0            0            632,812         1,054,688       6,128,430        3,404,044
Isaac Kaye                     93,750      1,040,939        632,812         1,054,688       6,128,430        3,404,044
Neil Flanzraich                   0            0            689,062           539,063       9,480,406        4,837,194
Jane Hsiao, Ph.D.                 0            0            583,937           914,063       7,457,814        3,377,169
Rafick G. Henein, Ph.D.           0            0            584,374           226,564       8,386,839        1,186,013



PERFORMANCE GRAPH


         The graph and table set forth below compare the cumulative total shareholder return on our common stock for the five-year period from December 31, 1996 through December 31, 2001 with the Dow Jones Pharmaceuticals Index and the Dow Jones Total Market Index for the same period. By "cumulative total shareholder return," we mean that for each year the amount of dividends paid during that year, if any, has been added to the increase or decrease in the value of a $100 investment made on December 31, 1996 in our common stock or in the combination of stocks that make up each index. For the second and subsequent years, the amount of dividends paid in prior years has been added to the original investment as if the dividends had been reinvested, and the amount of the increase or decrease during the year is based on this combined amount.


                        [INSERT 5 YEAR PERFORMANCE GRAPH]








    YEAR-END                                           1996   1997    1998   1999    2000   2001
    --------                                           ----   ----    ----   ----    ----   ----
    IVAX Corporation                                    100     66     121    251     560    368
    Dow Jones US Pharmaceuticals Index                  100    154     229    207     286    239
    Dow Jones US Total Market Index                     100    132     164    202     183    161


REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

         The compensation of our executive officers, including our Chief Executive Officer, is determined by the Compensation and Stock Option Committee of our Board, which is presently composed of three non-employee directors. The Committee seeks to ensure that our compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee recognizes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers. The Committee therefore favors forms of compensation that will take maximum advantage of our strengths and will enable those who succeed in building shareholder value to share in the value that they have helped to create.

         The Committee believes that a critical component of compensation for our executives is the award of stock options at the time the executive joins us and periodically thereafter. The Committee believes that providing executives with opportunities to acquire significant stakes in our growth and prosperity through the grant of stock options will enable us to attract and retain qualified and experienced executive officers.

         The Committee has implemented Guidelines Regarding Exercise of Stock Options applicable to all managers, scientists and other professionals, including all our executive officers, which are intended to encourage individuals who have been awarded stock options to maintain ownership of a meaningful portion of shares acquired upon exercise. These Guidelines provide that the Committee will consider an individual's past compliance with the guidelines in considering the award of additional options. In addition, our Board of Directors has adopted Stock Ownership Guidelines for Officers, which establish specific levels of stock ownership that officers are encouraged to acquire and/or maintain as a concrete expression of their commitment to our success.

         In the performance graphs immediately preceding this report, we have provided data indicating the total shareholder return on our stock over the past five years. Due to operating losses in 1997, our stock underperformed both comparator indices for the five-year period. We implemented a company-wide salary freeze in 1997, and the salaries of the Chief Executive Officer and the Deputy Chief Executive Officer were in fact reduced for that year. At that time, we had no incentive compensation plan, and bonuses were paid only in exceptional circumstances. However, in our four most recent years, we have succeeded in returning the company to profitability, as a result of which the total return to our shareholders has outperformed both our peer group and the general market.

         To recognize the performance of the executives and senior management employees who succeeded in restoring our company's upward momentum, the Committee approved Management Incentive Compensation Plans for 1999, 2000 and 2001, which provide for the award of incentive bonuses and non-qualified stock options to our senior managers. In an effort to cut costs during the current economic downturn, bonuses were reduced company-wide for all executives and senior managers for 2001.

         EXECUTIVE OFFICERS (OTHER THAN THE CHIEF EXECUTIVE OFFICER). The Chief Executive Officer, with the assistance of other executive officers, makes annual base salary recommendations to the Committee for our executive officers. Such recommendations are reviewed and approved by the Committee with any modifications deemed appropriate. In reviewing and approving annual base salary recommendations, the Committee considers several factors, including individual performance, the executive's responsibilities, the compensation of executives in similar positions at other companies in the industry, financial performance and the economy as a whole.

         Bonuses for our executive officers are intended to reward our executive officers for positive contributions made during the prior year which benefitted the company. During 2001 our executive officers overcame several challenges in leading us to record earnings. While recognizing the hard work and positive contributions of our executive officers, the Committee also recognized our efforts to reduce costs during the current economic downturn and the bonuses approved by the Committee for our executive officers reflected reductions of 12.5% to 25% from 2000 levels.

         Stock options represent a significant portion of total compensation for our executive officers. Options are generally awarded to executive officers at the time that they join us and periodically thereafter. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the value of our common stock increases. Generally, grants vest in equal amounts over a four-year period and have seven or ten year terms. Executives must be employed by us at the time of vesting in order to exercise the options. Grants of stock options to executive officers are generally made by the Committee upon the recommendation of the Chief Executive Officer based on the level of an executive's position with us, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options, past compliance with our guidelines, the company's performance and discussions with the executive. Stock options were granted to our executive officers in January 2002 in part to reward their contributions to our record financial results for 2001.

         CHIEF EXECUTIVE OFFICER. For 2001, the Committee approved Dr. Frost's base salary of $735,000 on the basis of the magnitude of his responsibilities, his ability to influence our financial performance, and our record financial performance during 2000. The Committee approved a bonus of $487,500, which was 25% less than the bonus approved for 2000. The Committee recognized Dr. Frost's considerable contributions to our success in 2001, but the bonus reductions were consistent with reductions made company wide. The determination of his compensation package was subjective, with no specific weight given to any particular factor. The Committee approved a grant of 562,500 stock options to Dr. Frost in part to reward his contributions to our record financial results.

         TAX MATTERS. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction for federal income tax purposes to public companies for compensation over $1 million paid in any taxable year to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the limitation if certain requirements are satisfied. Based upon applicable regulations, we believe that compensation expenses relating to options granted under our 1994 Stock Option Plan would not be subject to the Section 162(m) limitations. At this time, we do not intend to qualify other compensation paid to executive officers for deductibility under Section 162(m). Therefore, such compensation will be subject to the $1,000,000 deductibility limit and we will not be allowed to deduct the amounts which exceed $1,000,000. The potential tax implications of Section 162(m) will, however, continue to be evaluated with respect to our compensation strategies and future decisions involving executive compensation.

         The Committee continually evaluates our compensation policies and procedures with respect to its executive officers.

                    COMPENSATION AND STOCK OPTION COMMITTEE:

                             MARK ANDREWS (CHAIRMAN)
                              ERNST BIEKERT, PH.D.
                              CHARLES M. FERNANDEZ

April 26, 2002

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Neil Flanzraich is a director of Whitman Education Group, Inc., served on their Compensation Committee and is an executive officer and director of ours. Richard C. Pfenniger, Jr. is the Chief Executive Officer, Vice Chairman and a director of Whitman Education Group, Inc. and is a director of ours.

                              INDEPENDENT AUDITORS





         Ernst & Young LLP has been selected by our Board to serve as our independent certified public accountants for the fiscal year ending December
31, 2002. Arthur Andersen LLP, acted as our independent public accountants for the year ended December 31, 2001 and for the quarter ended March 31, 2002. On May 24, 2002, our board, upon the recommendation and approval of the Audit Committee, terminated the engagement of Arthur Andersen LLP and engaged the services of Ernst & Young LLP as its new independent certified public accountants for the fiscal year ending December 31, 2001, effective immediately.



         None of Arthur Andersen LLP's reports on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 contained an adverse opinion or a disclaimer of opinion nor was any such audit report qualified or modified as to uncertainty, audit scope or accounting principles.



         During the two most recent fiscal years ended December 31, 2000 and 2001, and the subsequent interim period through May 24, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports.



         None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years ended December 31, 2000 and 2001, or within the interim period through May 24, 2002.



         A letter from Arthur Andersen LLP to the Securities and Exchange Commission was attached as Exhibit 16.1 to our Form 8-K filed with the Securities and Exchange Commission on May 24, 2002.



         During the two most recent fiscal years ended December 31, 2000 and 2001, and the subsequent interim period through May 24, 2002, the Company did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.



         Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire and will be available to answer questions. Representatives of Arthur Andersen LLP will be invited to be present at the annual meeting. Should they choose to attend, they will have the opportunity to make a statement if they desire and will be available to answer questions.


AUDIT FEES

         The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of our annual financial statements for 2001 and the review of the financial statements in our Forms 10-Q for 2001 was approximately $1.1 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         The aggregate fees billed by Arthur Andersen LLP for financial information systems design and implementation services rendered to us during the year was approximately $3.7 million. These services were provided to our domestic subsidiary, IVAX Pharmaceuticals, Inc., related to the implementation of a new enterprise resource planning system.

ALL OTHER FEES

         The aggregate fees billed by Arthur Andersen LLP for all other services rendered to us for the year ended December 31, 2001 were approximately $3.4 million, including approximately $0.8 million of tax consulting services, $1.2 million of investigation services related to one of our agreements, and $1.4 million of audit related fees. Audit related fees include accounting assistance on proposed transactions and standards, acquisition due diligence, assistance with registration statements, comfort letters and consents, employee benefit plan audits and statutory audits of foreign subsidiaries.

REPORT OF THE AUDIT COMMITTEE

The American Stock Exchange has adopted new regulations applying to audit committees and audit committee members. These rules require that all members of our audit committee be "Independent," as defined in the American Stock Exchange listing standards. Our Audit Committee was composed solely of independent directors as of June 14, 2001 as required.

         In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2001, and in accordance with its written charter adopted by our Board, the Audit Committee:

o reviewed and discussed the audited financial statements with our management;

o discussed with Arthur Andersen LLP, our independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees); and

o received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of Arthur Andersen LLP with Arthur Andersen LLP. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of IVAX' financial statements is compatible with maintaining the independent auditors' independence.


         Based on the review and discussions referred to above, among other things, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 and that Ernst & Young be appointed to audit our financial statements for 2002.


         The Audit committee has reviewed and assessed the adequacy of the Audit Committee Charter attached hereto as Appendix I.

                                AUDIT COMMITTEE:

                         CHARLES M. FERNANDEZ (CHAIRMAN)
                                  MARK ANDREWS
                               JACK FISHMAN, PH.D.


May 24, 2002


         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF OUR PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE REPORT OF THE AUDIT COMMITTEE, THE REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE AND THE PERFORMANCE GRAPH ABOVE SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

         Recent changes in the regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as "householding." Shareholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to revoke a "household" consent previously provided to a bank, broker or other nominee, the shareholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a shareholder wishes to receive a separate proxy statement for the 2002 annual meeting or a 2001 annual report, the shareholder may receive printed copies by contacting IVAX Corporation Investor Relations, 4400 Biscayne Boulevard, Miami, Florida 33137 by mail or by calling (305) 575-6000.

         Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact IVAX Corporation Investor Relations by mail or telephone as instructed above. Any shareholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

                                OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         If you want to bring business before the 2003 annual meeting, you must follow the procedures outlined in our by-laws. A copy of these procedures is available upon request from our Secretary at our executive office. One of the procedural requirements in the by-laws is timely notice in writing of the business you propose to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the meeting. If notice is timely received and in compliance with all the procedures, then our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, without including information regarding the proposal in our proxy materials.

         If you want to include a shareholder proposal in the proxy statement for the 2003 annual meeting of shareholders, it must be delivered to our Secretary at our executive office before January 16, 2003 in order to be considered for inclusion in the proxy statement for that meeting.

EXPENSES OF SOLICITATION

         The cost of this solicitation will be borne by us. In addition to the use of the mail, our regular employees may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of common stock.

OTHER BUSINESS

         At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

         You can obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2001 at no charge by writing to us at Investor Relations, 4400 Biscayne Boulevard, Miami, Florida 33137.

May 31, 2002

                             AUDIT COMMITTEE CHARTER

I.       PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the quality and integrity of the Corporation's financial reports; the Corporation's systems of Internal controls regarding finance and accounting; and the Corporation's auditing, accounting and financial reporting processes generally. The Committee's primary duties and responsibilities are to:

o Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

o Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing function.

o Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter.

II.      COMPOSITION

The Committee shall be comprised of three or more directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgement as a member of the Committee or independence from management and the Corporation. All members of the Committee shall be financially literate as this qualification is interpreted by the Board (or must become financially literate within a reasonable period of time after his or her appointment), and at least one member of the Committee shall have accounting or related financial management expertise.

III.     RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall:

REVIEW FINANCIAL REPORTS

1. Review and discuss the Corporation's audited financial statements with the Corporation's management.

2. Review, with the Corporation's director of corporate audit, the scope and results of the Corporation's internal audit activity.

3. Review with management and the independent accountants the interim financial statements prior to filing the 10-Q and publicly releasing quarterly earnings. The Chair of the Committee may represent the entire Committee for purpose of this review.

INDEPENDENT ACCOUNTANTS

4. Review and recommend to the Board of Directors the engagement of Independent accountants including approval of their fee and the scope and timing of their audit of the Corporation's financial statements.

5. Review, with the independent accountants, the accountant's report on the Corporation's financial statements.

6. Evaluate the performance of the independent accountants; where appropriate, recommend that the Board of Directors replace the independent accountants and approve any proposed discharge of the independent accountants.

7. On an annual basis, obtain from the Corporation's independent public accountants written disclosure delineating all relationships between such accountants and the Corporation and its affiliates, including the written disclosure and letter required by Independence Standards Board
         (ISB) Standard No. 1, as it may be modified or supplemented.

8. From time to time, as appropriate, actively engage the Corporation's independent public accountants in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of such accountants and recommend to the Board of Directors appropriate action in response to the outside accountant's report to satisfy itself of the accountant's independence.

9. Inform the independent accountants that they are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the shareholders.

10. Periodically discuss with the independent accountants out of the presence of management the Corporation's internal controls, including their recommendations, if any, for improvements in the Corporation's internal controls and the implementations of such recommendations, the fullness and accuracy of the Corporation's financial statements and certain other matter required to be discussed by Statement on Auditing Standards No. 61 (SAS 61) *, as it may be modified.

REVIEWING AND IMPROVING PROCESS

11. As part of its job to foster open communication, the Committee should meet at least annually with the Corporation's management, the Corporation's directors of corporate audit and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed confidentially.

12. In consultation with the independent accountants and the internal auditors, review the integrity and quality of the organization's financial reporting processes, both internal and external, and the independent accountant's perception of the Corporation's financial and accounting personnel.

13. Consider the independent accountant's judgements about the quality and appropriateness of the Corporation's accounting principles as applied and significant judgements affecting its financial reporting.

14. Consider and recommend to the Board of Directors, if appropriate, major changes to the Corporation's financial reporting, auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing function.

ETHICAL AND LEGAL COMPLIANCE

15. Review the adequacy and appropriateness of the Corporation's Code of Business Conduct.

16. State in the Audit Committee's Report in the Corporation's annual proxy statement whether based on the review and discussions referred to in items 1, 8, 10, and 11 above, the Committee recommended to the Board of Directors that the audit financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year.

OTHER

17.      Review and, if appropriate recommend updates of this Charter annually.

18. Perform any other activities consistent with this Charter, the Corporation's By-laws and applicable law, as the Committee or the Board deems necessary or appropriate.

* SAS 61 requires independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the Audit Committee. Among the matters to be communicated to the Audit Committee are: (1) methods used to account for significant unusual transactions; (2) the effect of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the accountant's conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

IVAX

                                                         IVAX Corporation
                                                         4400 Biscayne Boulevard
                                                         Miami, FL 33137
                                                         Telephone: 305-575-6000


May 28, 2002



Dear Fellow Shareholders:

We are enclosing our annual report and proxy for our upcoming Annual Shareholder's Meeting on June 27, 2002, and we would like to briefly summarize below some recent developments.

- On May 24, 2002, our Board of Directors appointed Ernst & Young LLP as the company's independent public auditor, replacing Arthur Andersen LLP.

- We continue to repurchase our stocks and bonds. We have repurchased approximately 52.7 million shares of our common stock, at an average price of $10.30 per share, since February 1998. We have also repurchased $100 million face value of our convertible debentures starting in the third quarter of 2001. In addition, over the past two months, our Chairman and CEO, Phillip Frost, M.D., purchased 100,000 shares of our common stock.

- Our Board of Directors was expanded to nine members earlier this month with the appointment of Richard C. Pfenniger, Jr. Since 1997, Mr. Pfenniger has been Chief Executive Officer of Whitman Education Group, Inc., a proprietary provider of career-oriented post secondary education, and has served on its Board of Directors since 1992. He previously served as IVAX' Chief Operating Officer from 1994 to 1997 and he is a member of the Board of Directors of Continucare Corporation, an integrated health care company. Mr. Pfenniger is also a lawyer and was formerly a CPA.

- Also this month, Mr. Stephane Joly joined the company as President of IVAX-France. Earlier this year, IVAX-France launched one of our proprietary asthma products and also acquired a line of brand-equivalent (generic) products. Mr. Joly has more than 17 years of experience in the pharmaceutical industry, most recently heading Bayer Classics in France.

- In April, Richard Denness joined IVAX as vice president of sales and marketing. Mr. Denness is responsible for integrating the activities of IVAX' sales organizations around the world. His first priority is to support IVAX Laboratories, our U.S. proprietary pharmaceuticals subsidiary, in its national roll-out of several important proprietary products, including QVAR(R) and NASAREL(R). Mr. Denness has more than 13 years of domestic and international sales and marketing experience in the pharmaceutical industry, mostly with Schering-Plough Corporation.

- In April, we announced our earnings for the first quarter of 2002, enclosed is a copy.

- Earlier this month, in Mexico we launched BECLAZONE(TM) (beclomethasone) and AEROSIAL(TM) (budesonide), each in our patented, breath-activated EASI-BREATHE(TM) inhaler. This marked the introduction of our innovative device in Latin America. Product registrations are also pending in other Latin American countries. In February, in France we launched ECOBEC (beclomethasone) in our EASI-BREATHE inhaler. Also, so far this year we have received five additional regulatory approvals for our asthma products in Europe and Canada.

- In April, we obtained exclusive U.S. rights to the asthma product, QVAR, a novel formulation of beclomethasone dipropionate in a non-ozone depleting HFA (hydrofluoroalkane) propellant. Earlier this month, we received FDA approval for the pediatric use of QVAR for the treatment of asthma in children 5 through 11 years of age. QVAR is already approved and marketed for asthma treatment in adults and older children.

- In March, we acquired the European rights to the intranasal steroid products, NASAREL(R) and NASALIDE(R), for the treatment of allergic rhinitis. This complements our acquisition in late 2001 of the U.S. rights to these products.

- We expect to start in the near future a multi-center Phase II study of an oral form of BNP-166 for Crohn's disease (regional ileitis), an inflammatory disease of the small bowel. BNP-166 is one of the "soft corticosteroids" we are developing for gastrointestinal, respiratory and skin disorders. Our patented "soft corticosteroids" are designed to provide the anti-inflammatory action of classic corticosteroids without their side effects.

- We plan to begin a multi-center Phase II study later this year for our patented, brain-targeted estrogen, E2CDS, for the treatment of postmenopausal symptoms. E2CDS is designed to concentrate in the brain. In contrast, conventional HRT drugs achieve limited levels in the brain, but reach higher than desired levels in other parts of the body. Studies indicate that elevated levels of circulating estrogens may be associated with side effects, including the development of various cancers. E2CDS is also to be studied to prevent and treat Alzheimer's disease and to increase libido.

- In April, we acquired substantially all of the products comprising the generic pharmaceutical business of Merck & Co., Inc.'s subsidiary in France. France is a large pharmaceutical market and the government has indicated its desire to expand the use of generic drugs.

- So far during 2002, we have received five approvals for our Abbreviated New Drug Applications (ANDAs) from the United States Food and Drug Administration (FDA) and received two approvable notifications for pending ANDAs. We also have received an additional seven generic approvals in Europe.

On behalf of our Board of Directors, management and 8,000 employees around the world, we look forward to your continued support of IVAX as we continue our progress.

Sincerely,


/s/ Phillip Frost, M.D.         /s/ Isaac Kaye            /s/  Neil Flanzraich           /s/ Jane Hsiao, Ph.D
-----------------------         ---------------------    ------------------------        --------------------------------------
    Phillip Frost, M.D.             Isaac Kaye                 Neil Flanzraich               Jane Hsiao, Ph.D
    Chairman and                    Deputy Chief               Vice Chairman and             Vice Chairman - Technical Affairs
    Chief Executive Officer         Executive Officer          President                     and Chief Technical Officer




THIS LETTER CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS REGARDING PRODUCT DEVELOPMENT EFFORTS AND PRODUCT PERFORMANCE AND OTHER NON-HISTORICAL FACTS WHICH ARE BEING MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT CANNOT BE PREDICTED OR QUANTIFIED AND, CONSEQUENTIALLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THAT MULTI-CENTER PHASE II CLINICAL TRIALS FOR E2CDS AND BNP-166 MAY NOT BE COMMENCED OR COMPLETED ON A TIMELY BASIS OR AT ALL, MAY FAIL, MAY NOT ACHIEVE THE EXPECTED RESULTS OR EFFECTIVENESS AND/OR MAY NOT GENERATE DATA THAT WOULD SUPPORT THE APPROVAL OR MARKETING OF THIS PRODUCT FOR THE INDICATIONS BEING STUDIED OR FOR OTHER INDICATIONS; THAT THESE COMPOUNDS MAY NOT HAVE SUPERIOR EFFECTIVENESS AND FEWER SIDE EFFECTS THAN CURRENTLY AVAILABLE PRODUCTS; THAT IVAX' PATENTS PERTAINING TO THESE PRODUCTS MAY BE INVALIDATED OR MAY OTHERWISE NOT SUCCEED IN PREVENTING OTHER SIMILAR AND/OR COMPETITIVE PRODUCTS; AND THAT OTHERS MAY DEVELOP PRODUCT FORMULATIONS THAT ARE SUPERIOR TO THE IVAX FORMULATIONS. IN ADDITION TO THE RISK FACTORS SET FORTH ABOVE, IVAX' FORWARD LOOKING STATEMENTS MAY ALSO BE ADVERSELY AFFECTED BY GENERAL MARKET FACTORS, COMPETITIVE PRODUCT DEVELOPMENT, PRODUCT AVAILABILITY, FEDERAL AND STATE REGULATIONS AND LEGISLATION, THE REGULATORY PROCESS FOR NEW PRODUCTS AND INDICATIONS, MANUFACTURING ISSUES THAT MAY ARISE, TRADE BUYING PATTERNS, PATENT POSITIONS AND LITIGATION, AMONG OTHER THINGS. FOR FURTHER DETAILS AND DISCUSSION OF THESE AND OTHER RISKS AND UNCERTAINTIES, SEE IVAX' ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

IVAX

                                                         IVAX Corporation
                                                         4400 Biscayne Boulevard
                                                         Miami, FL 33137
                                                         Telephone: 305-575-6000



            IVAX REPORTS SALES AND EARNINGS FOR FIRST QUARTER OF 2002
                 - EXPECTS IMPROVEMENT IN SUBSEQUENT QUARTERS -

         MIAMI - April 30, 2002 - IVAX Corporation (AMEX: IVX, LSE: IVX.L) today reported net income for the first quarter of 2002 of $23.5 million, or $.12 per share, on net revenues of $272.2 million. This compares to net income of $60.1 million, or $.29 per share, on net revenues of $259.9 million in the same quarter a year ago.

         Commenting on the first quarter's financial results, Neil Flanzraich, vice chairman and president of IVAX Corporation said, "The operating environment this quarter was extremely challenging. While our net revenues increased over the prior year's quarter, these gains were not enough to offset the rapid price erosion in the United States from brand and generic competition for ONXOL(TM), our brand-equivalent paclitaxel product, a significant currency devaluation in Argentina, reductions in government purchases of our products in Mexico and continued pricing pressures in the United Kingdom."

         Net income for the prior year's quarter reflected a gain on the partial sale of IVAX Diagnostics, Inc. of $.05 per share. Net income for the first quarter of 2002 included $.02 per share from the early retirement of debt and $.02 per share due to the impact of FASB 142, related to the treatment of goodwill.

         Mr. Flanzraich continued, "Had the pricing of ONXOL been the same as a year ago, sales during the first quarter would have produced an additional $.08 per share. Also, had the Argentinean peso not been devalued, our net income would have been $.03 per share higher. These unaudited calculations give a sense of the impact these events had on the quarter's results. As discussed below, we have already moved aggressively to address the issues that contributed to the relative weakness of the first quarter. We expect significant improvement in subsequent quarters and plan to update investors on our progress periodically through IVAX Webcast meetings."

         In the United States:

         - IVAX is well on its way to becoming an important U.S. proprietary pharmaceutical company, and is actively expanding its sales force to market and sell IVAX' existing proprietary products and the innovative drugs coming from the company's proprietary pipeline

         - IVAX is rapidly expanding the sales and profitability of its brand-equivalent business

         - IVAX' veterinary products subsidiary is on track for record sales and profits

         - IVAX expects to receive milestone payments and increasing royalties from higher sales of Elmiron, a proprietary urology product

         - IVAX expects to enter into strategic partnerships and licensing agreements for products in its proprietary pipeline that will generate milestone and royalty payments and reduce development costs

         In Argentina:

         - IVAX' local management team exceeded the operating profit budget for the first quarter in local currency, notwithstanding the political and economic turmoil

         - IVAX is in the process of acquiring currently marketed products and introducing products from its research pipeline

         - IVAX is planning to further reduce costs by consolidating three manufacturing facilities into a single, modern facility

         In Mexico:

         - IVAX recently hired a new general manager with substantial industry experience and a track record of success to lead its Mexican operation

         -  IVAX has already implemented cost cutting strategies

         - IVAX is introducing new products from acquisitions and its research pipeline through a growing sales force to increase sales to the private sector and reduce reliance on government purchases. On May 7th, in connection with the international celebration of World Asthma Day, IVAX-Mexico is launching BECLAZONE(TM) (beclomethasone) and AEROSIAL(TM) (budesonide) in the company's EASI-BREATHE(TM) inhaler

         In the United Kingdom:

         - IVAX-UK is improving its operating efficiency and is expanding activities in India to reduce the cost of developing brand-equivalent products

         As a reflection of the Board and management's confidence in the future of IVAX, the company continues to repurchase its securities. Since February 1998, IVAX has repurchased more than 51 million shares of its common stock at an average price of $10.16 per share. In addition, starting in the third quarter of 2001, IVAX has repurchased $100 million in face value of its convertible debentures.

         Dr. Phillip Frost, chairman and chief executive officer of IVAX Corporation concluded, "We believe the real news about IVAX is not our first quarter financial results, but in the progress we have made in building an important multinational pharmaceutical company."

         IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.

         Copies of this and other news releases may be obtained free of charge from IVAX' web site at www.ivax.com. Shareholders and prospective investors can register to automatically receive the company's press releases via email at WWW.IVAX.COM/COMNEWSV2.HTM.

         THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, REGARDING, AMONG OTHER THINGS, STATEMENTS RELATING TO GOALS, PLANS AND PROJECTIONS REGARDING THE COMPANY'S FINANCIAL POSITION, RESULTS OF OPERATIONS, MARKET POSITION, PRODUCT DEVELOPMENT AND BUSINESS STRATEGY. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT CANNOT BE PREDICTED OR QUANTIFIED AND, CONSEQUENTLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THE UNCERTAINTY THAT THE IMPACT OF COMPETITIVE PRODUCTS AND PRICES MAY BE GREATER THAN ANTICIPATED; THAT POLITICAL AND ECONOMIC INSTABILITY IN SOME COUNTRIES IN WHICH WE CONDUCT OUR BUSINESS, PARTICULARLY ARGENTINA AND OTHER LATIN AMERICAN COUNTRIES, MAY ADVERSELY AFFECT THE REVENUE OUR FOREIGN OPERATIONS GENERATE; THAT IVAX HAS IN THE PAST AND MAY IN THE FUTURE EXPERIENCE DIFFICULTIES IN OBTAINING RAW MATERIALS NECESSARY FOR THE PRODUCTION OF IVAX' PRODUCTS, PARTICULARLY PACLITAXEL, ON COMMERCIALLY REASONABLE TERMS OR AT ALL; THAT EXISTING PACLITAXEL PRODUCTS AND ANY SUBSEQUENTLY APPROVED PACLITAXEL PRODUCTS MAY DIMINISH THE GROWTH PROSPECTS AND DEMAND FOR IVAX' PACLITAXEL; THAT IVAX MAY NOT BE ABLE TO PURCHASE ADDITIONAL COMPANIES, PRODUCTS OR TECHNOLOGIES ON COMMERCIALLY REASONABLE TERMS OR AT ALL, OR ENTER INTO STRATEGIC PARTNERSHIPS OR LICENSING AGREEMENTS WHICH WOULD GENERATE MILESTONE OR ROYALTY PAYMENTS OR REDUCE COSTS; THAT IVAX MAY NOT INCREASE ITS SALES FORCE; THAT BENEFITS ANTICIPATED FROM ACQUISITIONS WILL NOT OCCUR; THAT BENEFITS ANTICIPATED FROM TAX STRUCTURES WILL NOT OCCUR; THAT THE COMPOUNDS AND PRODUCTS IN IVAX' RESEARCH PIPELINE WILL NOT BE SUCCESSFULLY DEVELOPED, WILL NOT RECEIVE REGULATORY APPROVAL OR WILL NOT BE SUCCESSFULLY COMMERCIALIZED; THAT IVAX' BUSINESSES AND SALES AND PROFITABILITY MAY NOT GROW AS ANTICIPATED OR AT ALL; THAT IVAX' EFFORTS TO ADDRESS THIS QUARTER'S WEAKNESSES MAY NOT ACHIEVE THE EXPECTED RESULTS; THAT COST CUTTING STRATEGIES MAY NOT BE SUCCESSFUL; THAT ANTICIPATED IMPROVEMENT IN SUBSEQUENT QUARTERS MAY NOT BE SIGNIFICANT OR OCCUR AT ALL; THAT IVAX' VETERINARY PRODUCTS MAY NOT ACHIEVE RECORD SALES AND PROFITS; THAT THE ANTICIPATED LAUNCH OF PRODUCTS IN MEXICO MAY BE DELAYED; AND THAT SALES OF ELMIRON MAY NOT INCREASE AND IVAX MAY NOT RECEIVE ANTICIPATED RELATED MILESTONE PAYMENTS OR INCREASING ROYALTIES. IN ADDITION TO THE RISK FACTORS SET FORTH ABOVE, IVAX' FORWARD-LOOKING STATEMENTS MAY ALSO BE ADVERSELY AFFECTED BY GENERAL MARKET FACTORS, COMPETITIVE PRODUCT DEVELOPMENT, PRODUCT AVAILABILITY, CURRENT AND FUTURE BRANDED AND GENERIC COMPETITION FOR THE COMPANY'S PRODUCTS, FEDERAL AND STATE REGULATIONS AND LEGISLATION, THE REGULATORY PROCESS FOR NEW PRODUCTS AND INDICATIONS, MANUFACTURING ISSUES THAT MAY ARISE, TRADE BUYING PATTERNS, EXCHANGE RATE FLUCTUATIONS, PATENT POSITIONS AND THE TIMING AND OUTCOME OF LEGAL PROCEEDINGS, AMONG OTHER THINGS. FOR FURTHER DETAILS AND DISCUSSION OF THESE AND OTHER RISKS AND UNCERTAINTIES, SEE IVAX' ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. IVAX UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

CONTACT:

Thomas E. Beier
Senior Vice President, Finance & Chief Financial Officer
305.575.6563

or

Howard A. Goldman
Director/Investor Relations & Corporate Communications
305.575.6043
WWW.IVAX.COM

                        IVAX CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (unaudited)


                                                           THREE MONTHS
                                                    --------------------------
PERIOD ENDED MARCH 31,                              2002 (1,2)       2001 (1)
                                                    ---------        ---------
(In thousands, except per share data)

Net revenues                                        $ 272,225        $ 259,932
Cost of sales                                         150,250          123,724
                                                    ---------        ---------
   Gross profit                                       121,975          136,208
                                                    ---------        ---------
Selling and marketing                                  42,146           27,502
General and administrative                             27,266           23,721
Research and development                               19,054           18,883
Amortization of intangible assets                       3,015            3,593
Restructuring costs                                       488               --
                                                    ---------        ---------
   Total operating expenses                            91,969           73,699
                                                    ---------        ---------
   Income from operations                              30,005           62,509
   Total other income (expense), net                  (10,362)          11,477
                                                    ---------        ---------
   Income from continuing operations
      before income taxes and minority interest        19,644           73,986
   Tax provision                                        3,851           13,755
                                                    ---------        ---------
   Income from continuing operations
      before minority interest                         15,793           60,231
Minority interest                                          94              (99)
                                                    ---------        ---------
   Income from continuing operations                   15,887           60,132
Extraordinary item - gains on
   extinguishment of debt, net of tax
                                                        3,413               --
Cumulative effect of a change in accounting
   principle                                            4,161               --
                                                    ---------        ---------
   Net income                                       $  23,461        $  60,132
                                                    =========        =========

BASIC EARNINGS PER SHARE:

   Income from continuing operations                $    0.08        $    0.30
   Extraordinary item, net of tax                   $    0.02               --
   Cumulative effect                                $    0.02               --
                                                    ---------        ---------
   Net Income                                       $    0.12        $    0.30
                                                    =========        =========

DILUTED EARNINGS PER SHARE:

   Income from continuing operations                $    0.08        $    0.29
   Extraordinary item, net of tax                   $    0.02               --
   Cumulative effect                                $    0.02               --
                                                    ---------        ---------
   Net Income                                       $    0.12        $    0.29
                                                    =========        =========

AVERAGE SHARES OUTSTANDING:

  Basic                                               196,227          199,255
                                                    =========        =========
  Diluted                                             199,988          206,270
                                                    =========        =========


-------------
(1) RESULTS OF OPERATIONS INCLUDE THE RESULTS OF IVAX MEXICO AND NETPHARMA SUBSEQUENT TO THEIR ACQUISITIONS.

(2) RESULTS OF OPERATIONS INCLUDE THE RESULTS OF LAB CHILE SUBSEQUENT TO ITS ACQUISITION.

                        IVAX CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   MARCH 31,      DECEMBER 31,
                                                    2002             2001
                                                 ----------     ------------
(In thousands)                                 (unaudited)

ASSETS

Cash & cash equivalents                          $  113,357     $  178,264
Marketable Securities, short term                   146,606        154,842
Other current assets                                635,068        665,833
Property, plant and equipment, net                  350,919        356,304
Other assets                                        708,266        750,206
                                                 ----------     ----------
   Total assets                                  $1,954,216     $2,105,449
                                                 ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current portion of long-term debt                $    4,156     $   52,199
Other current liabilities                           345,014        349,162
Long-term debt                                      877,920        913,486
Other long-term liabilities                          68,551         57,536
Minority interest                                    15,790         14,712
Shareholders' equity                                642,785        718,354
                                                 ----------     ----------
   Total liabilities and shareholders' equity    $1,954,216     $2,105,449
                                                 ==========     ==========


------------------------------------------------------------------------------

IVAX CORPORATION AND SUBSIDIARIES
REVENUES BY REGION

PERIOD ENDED MARCH 31,                             THREE MONTHS
      (In thousands)                           2002             2001
                                             ---------        ---------
North America
      External sales                         $ 102,964        $ 138,743
      Intersegment sales                           276              386
      Other revenues                             7,736              121
                                             ---------        ---------
      Net revenues - North America             110,976          139,250
                                             ---------        ---------
Europe
      External sales                            85,283           70,288
      Intersegment sales                        14,389            7,741
      Other revenues                             8,540           15,205
                                             ---------        ---------
      Net revenues - Europe                    108,212           93,234
                                             ---------        ---------
Latin America
      External sales                            58,777           26,509
      Other revenues                               400              229
                                             ---------        ---------
      Net revenues - Latin America              59,177           26,738
                                             ---------        ---------
Corporate & Other
      External sales                             7,280            8,371
      Intersegment sales                       (14,665)          (8,127)
      Other revenues                             1,245              466
                                             ---------        ---------
      Net revenues - Corporate & Other          (6,140)             710
                                             ---------        ---------
Consolidated net revenues                    $ 272,225        $ 259,932
                                             =========        =========

                                IVAX CORPORATION
                  4400 BISCAYNE BOULEVARD, MIAMI, FLORIDA 33137

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I (whether one or more of us) appoint Phillip Frost, M.D. and Neil Flanzraich and each of them separately, as my proxies, each with the power to appoint his substitute, and authorize each of them to vote as designated on the reverse side, all of my shares of Common Stock of IVAX Corporation (the "Company") held of record by me at the close of business on April 29, 2002, at the Annual Meeting of Shareholders to be held on June 27, 2002, and at any adjournment of the meeting, and, in their discretion, to vote my shares on any other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY ME. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                   (continued and to be signed on other side)

                                        (continued from other side)

1.   ELECTION OF DIRECTORS

     FOR each nominee       WITHHOLD AUTHORITY to vote for     Mark Andrews;  Ernst Biekert, Ph.D.;
     listed (except as      all nominees listed                Charles M. Fernandez; Jack Fishman, Ph.D.;
     marked to the                                             Neil Flanzraich; Phillip Frost, M.D.; Jane
     contrary)                                                 Hsiao, Ph.D., Isaac Kaye and
                                                               Richard C. Pfenniger, Jr.

     [ ]                    [ ]                                 (INSTRUCTION: To withhold authority
                                                                to vote for any individual nominee,
                                                                draw a line through such nominee's
                                                                name.

                                                                I acknowledge receipt of the
                                                                accompanying Notice of Annual
                                                                Meeting of Shareholders and Proxy
                                                                Statement for the June 27, 2002
                                                                meeting.

                                                                Dated:   ___________________________, 2002

                                                                ___________________________________________
                                                                Signature

                                                                ___________________________________________
                                                                Signature if held jointly

                                                                (Please sign exactly as name or
                                                                names appear on this Proxy. When
                                                                shares are held by joint tenants,
                                                                both should sign. When signing as
                                                                attorney, executor, administrator,
                                                                trustee or guardian, please give
                                                                full title as such. If a
                                                                corporation, please sign in full
                                                                corporate name by president or other
                                                                authorized officer. If a
                                                                partnership, please sign in
                                                                partnership name by authorized
                                                                person. Please date the Proxy.)

         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
         ENCLOSED ENVELOPE. Postage is not necessary if mailed in the United
         States.

